Exhibit 10.1

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (the “Third Amendment”), dated as of July 18th, 2005 is made by and between Marlborough Campus Limited Partnership, a Massachusetts limited partnership (“Landlord”), and 3Com Corporation, a Delaware corporation (“Tenant”).

BACKGROUND

WHEREAS, Landlord and Tenant entered into a lease (the “Original Lease”) dated as of November 26, 2002, as amended by a First Amendment to Lease dated as of November 26, 2002 and Second Amendment to Lease dated as of February 16, 2005 (the Original Lease, as amended, the “Lease”) pursuant to which Landlord leased to Tenant certain premises containing approximately 168,315 rentable square feet (the “Original Premises”) located in the building at 350 Campus Drive (“Building 2”), and approximately 2,478 rentable square feet of space (the “Expansion Premises”) located on the second floor of the building located at 100 Campus Drive (“Building 1”), and approximately 30,203 rentable square feet of space (the “Additional Premises”) located on the fifth floor of Building 1 (the Original Premises, the Expansion Premises and the Additional Premises, collectively, the “Premises”), in The Campus at Marlborough (the “Project”), in Marlborough, Massachusetts; and

WHEREAS, Landlord and Tenant wish to amend the Lease as more particularly set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and conditions of the parties set forth in the Lease and this Third Amendment, and for other good and valuable consideration, the parties, intending to be legally bound, agree that the Lease is hereby amended as follows:

1.          Defined Terms. Capitalized terms used in this Third Amendment and not otherwise defined herein shall have the meanings set forth in the Lease. Except as otherwise expressly provided in this Third Amendment, the word “Building” in the Lease shall be deemed to refer to Building 1 and/or Building 2, as appropriate in the context.

2.	Term.

(a)        The Lease Term with respect to the Original Premises is hereby extended to November 30, 2009 (the “Building 2 Lease Expiration Date”), unless sooner terminated pursuant to the provisions hereof (subject to Tenant’s Option to Extend pursuant to Section 2(b) below).

(b)        Option to Extend. The first three sentences of Section 2.2 of the Original Lease, as amended, are deleted in their entirety and the following is substituted in lieu thereof: “Provided Tenant is not in default under this Lease (beyond applicable notice and cure periods) and has not been in default in the payment of recurring monthly payments of Base Rent, AP Rent, Tenant’s Electricity Cost and/or Tenant’s Share of the Estimated Excess (beyond applicable notice and cure periods, as set forth in Section 19.1.1 of the Original Lease) under this Lease more than three (3) times in the prior twelve month period, at the time it exercises the option or at commencement of the applicable Option Term, Tenant shall have the right and option to extend this lease ("Option to Extend") with respect to the Original Premises only for one additional option period of three years ("Option Term") upon the same terms and conditions set forth in the Lease (as amended by this Third Amendment) except that the Base Rent shall be adjusted in accordance with Section 4 of the Summary (as amended by this Third Amendment). To exercise its Option to Extend, Tenant must give Landlord notice in writing sent so as to be received at least twelve (12) months but not more than eighteen (18) months prior to November 30, 2009. At Landlord’s election, Tenant's exercise of its Option to Extend shall be void and of no effect if Tenant is in default under this Lease (beyond applicable notice and cure periods) or has been in default in the payment of recurring monthly payments of Base Rent, AP Rent, Tenant’s Electricity Cost and/or Tenant’s Share of the Estimated Excess (beyond applicable notice and cure periods) under this Lease more than three times in the prior twelve month period on the date it exercises its Option(s) to Extend or on the expiration of the Lease Term or Option Term immediately preceding such Option Term, as applicable.”

(c)        Section 3.4 of the Summary is hereby amended to read “One option to extend, with respect to the Original Premises only, for three (3) years commencing on December 1, 2009.” All references in the Lease to the “First Option Term” and the “Second Option Term” are hereby deleted. Tenant has no option to renew or extend the Lease Term except as set forth in Section 3(b) above.

4.         Rent. (a) Base Rent. Section 4 of the Summary of Basic Lease Information in the Lease is amended to read as follows:

4.	Base Rent:
Period	RSF	Annual Base Rent	Monthly Installment of Base Rent	Per RSF

6/1/05-11/30/06	168,315	$3,534,615.00	$294,551.25	$21.00
	18,369	$413,302.50	$34,441.88	$22.50
	14,312	$300,552.00	$25,046.00	$21.00
Total	200,996	$4,248,469.50	$354,039.13

12/1/06 - 11/30/09	200,996	$4,522,410.00	$376,867.50	$22.50

12/1/09-7/31/10	14,312	$357,800.00	$29,816.67	$25.00
	18,369	$413,302.50	$34,441.88	$22.50
Total	32,681	$771,102.50	$64,258.55

Base Rent for Original Premises during Option Term, if exercised:

Period	RSF	Annual Base Rent	Monthly Installment of Base Rent	Per RSF
Option Term (Original Premises only): 12/1/09 – 11/30/12	168,315	$4,207,875.00	$350,656.25	$25.00

6.         Base Year. The Base Year for the Original Premises shall remain as set forth in the Lease.

7.	Tenant’s Pro Rata Share.

(a) Effective June 1, 2005 and continuing until November 30, 2009, Tenant’s Share shall be 37.86%, and Tenant’s Building Share with respect to Building 1 shall be 22.33%.

(d) Effective December 1, 2009, if Tenant does not exercise its Option to Extend with respect to the Original Premises, Tenant’s Share shall be 6.16% and Tenant’s Building Share with respect to Building 1 shall be 22.33%.

8.          “As Is” No Tenant Improvement Allowance. Tenant is in possession of the Premises and accepts the Premises “as is”.

9. Right of First Offer to Lease Additional Space in Building 1. A new Article 30 is added to the Lease to read as follows:

“ARTICLE 30

RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE IN BUILDING 1

30.1 Right of First Offer to Lease Additional Space in Building 1. Provided that Tenant is not in default of its obligations under the Lease beyond any applicable notice and grace periods, has not defaulted more than twice in the payment of any monetary obligation in excess of $50,000 under the Lease (beyond applicable notice and grace periods) during the prior twenty-four month period, is not the subject of any bankruptcy or insolvency proceedings, and is not insolvent, as of the date the offer is made, the date the offer is accepted, and as of the date of commencement of the term of the lease with respect to such space, subject to the rights of Wellington Management Company LLP and its successors and assigns with respect to all of Building 1 and to the rights of Exact Sciences Corporation (“EXACT”) and its successors and/or assigns with respect to the sixth floor of Building 1 and the space to be occupied by EXACT on the second floor of Building 1, under their respective leases (as now existing and as such leases may be extended, renewed, amended or modified), Tenant shall have a right of first offer to lease with respect to any space available or becoming available for lease in Building 1 prior to the expiration or earlier termination of the Lease Term with respect to the Original Premises including any renewals thereof (such rights to be exercised as more fully set forth in Subsection 30.2 below).

Tenant’s right of first offer with respect to such space shall be continuing, but if Tenant does not accept the space when first offered by Landlord:

(a) Landlord shall have no obligation to re-offer the same space to Tenant for a period of one year but, if any portion of the same space is still available one year later (and the Lease Term with respect to the Original Premises has not expired or been terminated pursuant to the terms of the Lease, as amended), Landlord shall re-offer said portion of the space to Tenant and Tenant must respond to such re-offer within a period of ten (10) business days;

(b) Tenant’s right of first offer with respect to the space shall thereafter also be subject to the rights then existing or thereafter granted by Landlord to any current or future tenant with respect to such tenant’s leased premises;

(c) Tenant’s right of first offer with respect to the space shall thereafter also be subject to the rights then existing or thereafter granted by Landlord to any current or future tenant of at least one-quarter of a floor in Building 1 to the balance of the space on the same floor (or any portion thereof).

Nothing in this Article 30 is intended to preclude or limit Landlord’s right to grant tenants of all or any portion of space in Building 1 renewal or extension rights in accordance with Section 30.1 which shall have priority over the rights of Tenant under this Lease (as amended by the Third Amendment).

30.2       Procedure. Landlord shall give Tenant written notice (“Landlord’s Notice”) of the right of first offer to lease, stating the date on which the applicable space (the “Offered Space”) is expected to become available and the terms under which Landlord is willing to lease such Offered Space to Tenant (including the initial base rent and the term). Tenant shall have a period of ten (10) business days after the date of Landlord’s Notice to Tenant to respond by accepting or rejecting such offer and if Tenant does not respond within said ten (10) business day period, Tenant will be deemed to have rejected such offer and Landlord may offer the Offered Space to any third party upon terms that Landlord deems appropriate, free of this right of first offer to lease (but, subject to complying with the provisions of this Article 30, if applicable, if the space thereafter again becomes available for lease during the Lease Term with respect to the Original Premises). Following Tenant’s acceptance of a right of first offer to lease, the parties agree to negotiate in good faith for a period not to exceed ten (10) business days to enter into a lease or an amendment to lease in form and substance reasonably satisfactory to the parties, and if the parties do not enter into a lease within said time period, Tenant will be deemed to have rejected the right of first offer to lease with respect to the Offered Space and Landlord may offer such Offered Space to any third party upon terms that Landlord deems appropriate, free of this right of first offer to lease (but, subject to complying with the provisions of this Article 30, if applicable, if the space thereafter again becomes available for lease during the Lease Term with respect to the Original Premises). If the offer to Tenant is for more than one floor of space, Tenant shall have the right to take less space so long as the space constitutes either a full floor or full floors, or constitutes existing separately demised space or spaces (so that no tenant improvement work will be required to demise such space). If Landlord has not leased such space within one year (and the Lease Term with respect to the Original Premises has not expired or been terminated pursuant to the terms of the Lease, as amended), Landlord must again offer such space to Tenant, and Tenant must respond to such re-offer within a period of ten (10) business days.

30.3 Termination of Rights. Notwithstanding anything to the contrary contained in this Agreement, upon execution of any lease between Landlord and Tenant (or their respective successors and/or assigns) for space in Building 1, the provisions of this Article 30 shall be and become null and void with respect to such space so leased thereunder.

30.4 Estoppel Certificate. Within ten (10) business days after Landlord’s written request, Tenant shall execute an estoppel certificate in recordable form confirming the provisions of this Article 30, the dates of any offers to Tenant, whether or not Tenant accepted or rejected such offer, and such other matters as may be reasonably requested by Landlord to determine Tenant’s rights, if any, under this Article 30.

30.5 Limitation on Assignment. The provisions of this Article 30 and Tenant’s rights and obligations hereunder may not be assigned by Tenant separate from an assignment of all of Tenant’s right, title and interest in this Lease (which assignment is further subject to the provisions of Article 14 of the Original Lease).”

10. Right of First Offer to Lease Additional Space in New Building. A new Article 31 is added to the Lease to read as follows:

“ARTICLE 31

RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE IN NEW BUILDING

31.1 Right of First Offer to Lease Additional Space in New Building. Landlord’s current master plan for the Project shows two or more potential building sites within the two areas shown on Exhibit K as “Potential Building Area.” Provided that Tenant is not in default of its obligations under the Lease beyond any applicable notice and grace periods, has not defaulted more than twice in the payment of any monetary obligation in excess of $50,000 under the Lease (beyond applicable notice and grace periods) during the prior twenty-four month period, is not the subject of any bankruptcy or insolvency proceedings, and is not insolvent, as of the date the offer is made, the date the offer is accepted, and as of the date of commencement of the term of the lease with respect to such space, in the event that Landlord constructs, intends to construct, or is constructing one or more new buildings (each, a “New Building”) within the Potential Building Area, then, during the Lease Term including any renewals thereof, Tenant shall have a right of first offer to lease all of the space in one or more of such New Building(s) (such rights to be exercised as more fully set forth in Subsection 31.2 below).

Landlord shall not make the initial offer of an entire New Building(s) to Tenant unless it is responding to an indication of interest in leasing such New Building(s) from another unrelated third party. Tenant’s right of first offer with respect such space shall be continuing, but if Tenant does not accept all of the space in the entire New Building(s) when first offered by Landlord:

(a) Landlord shall have no obligation to re-offer the same space to Tenant for a period of one year unless Landlord commences or decides to commence negotiations for a lease for less than all of the space in such New Building, in which case, provided that the Lease Term with respect to the Original Premises has not expired or been terminated pursuant to the terms of the Lease, as amended, Landlord shall again offer space in said New Building to Tenant (identifying the amount and location of such space), and Tenant must respond to such re-offer within a period of ten (10) business days. If Landlord has not entered into a lease for such offered space within one year after the offer to Tenant and any portion of the same space is still available at the end of such one year period (and the Lease Term with respect to the Original Premises has not expired or been terminated pursuant to the terms of the Lease, as amended), Landlord shall re-offer said space (or the remaining portion thereof) to Tenant and Tenant must respond to such re-offer within a period of ten (10) business days). Landlord may re-offer all or any portion of the space in the New Building(s) to Tenant at any time and thereby re-start the one year period referred to above. Landlord may condition any offer to lease space in a New Building upon Landlord’s ability to obtain financing from a third party for the construction of such new Building at such rate and upon such terms as shall be acceptable to Landlord, in its sole discretion.

(b) Tenant’s right of first offer with respect to the space shall thereafter also be subject to the rights then existing or thereafter granted by Landlord to (i) any current or future tenant with respect to such tenant’s leased premises; (ii) any current or future tenant of at least one-quarter of a floor in a New Building to the balance of the space on that floor (or a portion thereof), or (iii) any current or future tenant of at least one floor in a New Building to the equivalent amount of space on another floor or floor(s) ( or a portion thereof) in the same New Building.

Nothing in this Article 31 is intended to preclude or limit Landlord’s right to grant tenants of all or any portion of a New Building renewal or extension rights which shall have priority over the rights of Tenant under the Lease (as amended by the Third Amendment) except that Landlord shall not grant any rights of first offer for space not leased by such tenants that conflict with or reduce Tenants rights of first offer contained herein, except as set forth in subsection 31.1(b)(ii) and (iii) above. In no event shall this Article 31 be deemed to require Landlord to construct any New Building for the benefit of Tenant. If Landlord constructs one or more New Buildings, an equitable adjustment to the Tenant’s Share, if appropriate, shall be made.

31.2 Procedure. Prior to commencement of construction of a New Building, Landlord shall give Tenant written notice (“Landlord’s Expansion Notice”) of the right of first offer to lease, stating the estimated date on which the applicable space (the “New Building Space”) is expected to become available if the New Building(s) is/are constructed and the terms under which Landlord is willing to lease such New Building Space to Tenant (including, without limitation, a description of the size and configuration of the base building, a schematic showing the New Building’s position on the site, the initial base rent, the term, tenant improvements to be performed by Landlord, if any, and tenant allowance, if any). Tenant shall have a period of ten (10) business days after the date of Landlord’s Expansion Notice to Tenant to respond by accepting or rejecting such offer and if Tenant does not respond within said ten (10) business day period, Tenant will be deemed to have rejected such offer and Landlord may offer the New Building Space to any third party upon terms that Landlord deems appropriate, free of this right of first offer to lease (but, subject to complying with the provisions of this Article 31, if applicable, if the space is leased to a third party, but thereafter again becomes available for lease). Following Tenant’s acceptance of a right of first offer to lease, the parties agree to negotiate in good faith for a period not to exceed ten (10) business days to enter into a lease in form and substance reasonably satisfactory to the parties, and if the parties do not enter into a lease within said time period, Tenant will be deemed to have rejected the right of first offer to lease with respect to the New Building Space and Landlord may offer such New Building Space to any third party upon terms that Landlord deems appropriate, free of this right of first offer to lease (but, subject to complying with the provisions of this Article 31, if applicable, if the space is leased to a third party, but thereafter again becomes available for lease during the Lease Term with respect to the Original Premises). If Landlord subsequently leases less than the entire New Building to any other tenant, Landlord shall offer Tenant the remaining balance of available space (subject to tenants rights granted as described in Section 31.1 (b) above) to Tenant. If the offer to Tenant is for more than one floor of space in the same New Building, Tenant shall have the right to take less space in that New Building so long as the space constitutes either a full floor or full floors, or constitutes existing separately demised space or spaces in said New Building (so that no Tenant improvement work will be required to demise such space).

31.3 Termination of Rights. Notwithstanding anything to the contrary contained in this Agreement, upon execution of any lease between Landlord and Tenant (or their respective successors and/or assigns) for space in a New Building, the provisions of this Article 31 shall be and become null and void with respect to such space.

31.4 Estoppel Certificate. Within ten (10) business days after Landlord’s written request, Tenant shall execute an estoppel certificate in recordable form confirming the provisions of this Article 30, the dates of any offers to Tenant, whether or not Tenant accepted or rejected such offer, and such other matters as may be reasonably requested by Landlord to determine Tenant’s rights, if any, under this Article 31.

31.5 Limitation on Assignment. The provisions of this Article 31 and Tenant’s rights and obligations hereunder may not be assigned by Tenant separate from an assignment of all of Tenant’s right, title and interest in this Lease (which assignment is further subject to the provisions of Article 14 of the Lease).

31.6 Purchase of New Building. Notwithstanding anything to the contrary contained in this Article 31, in the event that a New Building is sold to any entity that is not controlled by, controlling or under common control with Landlord, the provisions of this Article 31 shall thereupon be and become null and void with respect to such building, and Tenant shall have no right of first offer to lease any space in such New Building.

11.       Ratification of Lease. Except as modified by this Third Amendment, the Lease is hereby ratified and affirmed, and is in full force and effect and unmodified in all other respects. In the event of any inconsistency between the terms and conditions of this Third Amendment and the terms and conditions of the Lease, the terms and conditions of this Third Amendment shall govern.

12.      No Other Amendment. There are no other oral or written understandings, agreements or obligations between Landlord and Tenant other than those expressly set forth in the Lease and this Third Amendment. In the event of any inconsistency between the terms of this Third Amendment and the terms of the Lease, the terms of this Third Amendment shall control.

13.      No Presumption Against Drafter. Landlord and Tenant understand, agree and acknowledge that this Third Amendment has been freely negotiated by both parties; and that, in any controversy, dispute, or contest over the meaning, interpretation, validity or enforceability of this Third Amendment or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Third Amendment or any portion thereof.

14.       Enforceability. If any provision of this Third Amendment shall be invalid or unenforceable to any extent, the remainder of this Third Amendment shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

15.       Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only Cushman & Wakefield of Massachusetts, Inc. and LPC Commercial Services, Inc. (collectively, “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment. Landlord shall be responsible for payment of a commission to Brokers pursuant to separate agreements between Landlord and Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Brokers, occurring by, through, or under the indemnifying party.

16.      Counterparts. This Third Amendment may be executed in multiple counterparts, each of which shall constitute an original.

17.      Authority. Each individual executing this Third Amendment hereby represents and warrants that Landlord, Landlord’s general partner, or Tenant, as applicable, is a duly formed and existing entity in good standing qualified to do business in the Commonwealth of Massachusetts and has full right and authority to execute and deliver this Third Amendment and perform its obligations under the Lease (as amended by this Third Amendment) and that each person or entity acting and/or signing on behalf of Landlord, Landlord’s general partner, or Tenant, as applicable, is authorized to do so. Each of the parties hereto represents and warrants to the other that no consent from any other person or entity is necessary as a condition precedent to the legal effect of this Third Amendment, except that the approval of Landlord’s mortgagee may be required, and if so, will be obtained by Landlord prior to Landlord’s execution of this Third Amendment.

18. Additional Premises. Sections 1.1.3 and 4.8 of the Lease are hereby deleted in its entirety.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:
MARLBOROUGH CAMPUS LIMITED PARTNERSHIP By: Bergen of Marlborough, Inc., general partner

By: /s/ Signature Illegible
Its: Vice President

“Tenant”:
3COM CORPORATION, a Delaware corporation
Attest:
By: /s/ Bruce L. Claflin
By: /s/ James McInerny	Name: Bruce L. Claflin
Name: James McInerny	Title: President and CEO
Title: Director, Real Estate/Site Services	(Corporate Seal)

Exhibit K

[Potential Building Area]